Exhibit 10.12

DIRECTOR COMPENSATION

The following compensation arrangements have been established for the Board of Directors of the Company: All outside directors will receive an annual retainer of $25,000. The chairpersons of the Audit Committee, the Compensation Committee, the Risk Oversight Committee, and the Nominating/Governance Committee will for this service receive retainers of $10,000, of $7,000, of $5,000, and of $5,000 respectively. In addition, the director representing the Board of the Company as the non-executive Chairman of the Board of East West Bank’s subsidiary East West Bank (China) Limited receives a retainer of $125,000 for such duties. Outside directors also receive a meeting fee of $1,000 for each Board and Committee meeting attended. Outside directors also receive an annual grant of $40,000 of restricted stock, which stock has 3-year cliff vesting. Directors have the option to receive their $25,000 annual retainer in the form of stock at a 25% premium (i.e., $31,250 of stock) if they agree to hold the stock for at least one year. No separate compensation is paid to directors who are also employees of the Company.